Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Genprex, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S‐3 File nos. 333-239134 and 333-271386 and Form S‐8 File nos. 333-237543, 333-266896 and 333-269865 of Genprex, Inc. (the “Company”) of our report dated April 1, 2024 (which includes explanatory paragraphs relating to the (i) Company’s ability to continue as a going concern and (ii) revisions to the 2022 financial statements related to our audit of the adjustments to retrospectively apply the Company’s February 2, 2024 reverse stock split and our audit of 2022 tabular federal and state income tax information (disclosed in Note 8 – Income Taxes)), relating to the financial statements, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

April 1, 2024